May 17, 2011

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street NE, Mail Stop 6010
Washington DC 20549

Ladies and Gentlemen:

We have reviewed the disclosures concerning Peterson Sullivan LLP made by Profile Technologies, Inc. in Item 4.01 of its Current Report on Form 8-K, and we are in agreement with such disclosures.

Sincerely,

/s/ PETERSON SULLIVAN LLP